Exhibit 99.1

Vitesse Announces Extension to Forbearance Agreements

CAMARILLO, Calif.— Oct. 13, 2009— Vitesse Semiconductor Corporation (Pink Sheets: VTSS), a leading provider of advanced integrated circuit solutions for Carrier and Enterprise networks, announced today it has extended the date of the forbearance agreements with the holders of more than 98.8% of its 1.5% Convertible Subordinated Debentures due 2024 (2024 Debentures) and with the holder of Vitesse’s $30.0 million senior secured loan.

The forbearance agreements extend the time for Vitesse to negotiate a restructuring of its indebtedness. Under the terms of these forbearance agreements the holders of over 98.8% of the 2024 Debentures and the lenders for the senior secured loan have agreed to forbear from pursuing any remedies with respect to the collection of the 2024 Debentures or the senior secured loan until 12:00 pm (EDT) on October 16, 2009.

Vitesse and the holders of the 2024 Debentures and the lenders of the senior secured loan are actively negotiating the terms of a potential restructuring arrangement of the 2024 Debentures and the senior secured loan with the objective of reaching agreement by the end of the forbearance period. Vitesse has agreed to pay the forbearing holders of the 2024 Debentures interest at the annual rate of 15.0% for the period from October 1, 2009 to the end of the forbearance period, subject to the right to have this forbearance interest waived under certain conditions.

Any restructuring arrangement of Vitesse’s 2024 Debentures and senior secured loan is subject to negotiation and execution of definitive agreements. Until such definitive agreements are negotiated in their entirety and executed, there can be no assurance that any debt restructuring will be completed by the end of the forbearance period or at all. In the event that Vitesse is not able to successfully negotiate and complete a debt restructuring, Vitesse intends to explore all other restructuring and reorganization alternatives.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in Gigabit Ethernet, Ethernet-over-SONET, Optical Transport, and other applications. Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding Vitesse’s plans, intentions and expectations. Such statements include without limitation, statements regarding a possible restructuring of Vitesse’s debt. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Vitesse cannot assure that it will be successful in completing the any debt restructuring transaction. A more extensive discussion of the risk factors that could impact these areas and Vitesse’s overall business and financial performance can be found in Vitesse’s reports filed with the Securities and Exchange Commission. The risks included above are not exhaustive. Vitesse expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Vitesse’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Source: Vitesse Semiconductor Corporation

Vitesse
Rich Yonker
+1-805-388-3700